Exhibit 10.4

Letter of Intent

I. Debtor Yao- Teh International Recreation Company, Inc. (Unifed Tax Code number 22954579) and LO,FUN MING (ID Ul00137260) promise to repay 500000000NT that was lent to Yao-Teh International Recreation Company, Inc. (Unifed Tax Code number 22954579). Yao-Teh Construction Company, Inc. (formerly known as Yao-Teh International Recreation Company, Inc., (Unifed Tax Code number 20749356) and Royal Country Club members Chen Tiankui, Huang Rongqin, Xu Shengyu, Shi Hongsun, Cai Zhiyu, Lin Zhaonan, Chen Yiwen, Huang Kuanyong, He Yongchuan, Zheng Wenchen, Cheng Qingxiang, Zhang Chongyan, Zhuang Yongran, Qiufu Zhiling, Liu Weizhi, Liu Wentong, Zhou Dongfang, Li Shengyi, Wang Zhouhu, Ruan Jinwei, Zhang Shengheng, Zhang Chongbin, Zhang Shengyi, Yao Yunyong, Lin Xiuzhang, Wang Huixiong, Cao Gengxin, Lin Xiuyuan, Shi Wendong, and Li Xiufeng agree to repay in the follow way:

1. On June 26 2013, Yao -Teh International Recreation Company, Inc and LO,FUN MING will repay 30,000,000NT into bank account 10112888883 which is kept at the Taiwan Business Bank East Taipei branch or present a business check before June 26 2013.

2. The remaining sum of money will be repaid monthly over a 60 month period via business checks with Yao- Teh International Recreation Company, Inc and LO,FUN MING acting as check endorsers. The first month's check will be for 20,000,000NT and will be paid on July 26, 2013 while the remaining 450,000,000 will paid in equal monthly installments.

3. After the Taiwan Business Bank receives 30,000,000NT over 60 installments, it will cease the court auction against the Royal Country Club by court order.

4. Except for the legal fees, Yao- Teh International Recreation Company, Inc. will not defray any other associated costs or fees.

II. This contract ceases to be effective in the case of a a failure to make a payment. The original contract will then apply to the remaining amount of the loan. The bank will carry out the original contract and the contracting parties of Yao- Teh and LO,FUN MING will not object.

III. Before repayment of the 500,000,000NT, the bank will institute enforcement procedures on each of the Royal Country Club's members to directly obtain compensation for part of the 500,000,000NT from each of them. However, the full amount of 500,000,000NT will not decrease if compensation is obtained from the members and will only be considered repaid when Yao- Teh and LO,FUN MING repay the 500,000,000NT.

IV. Yao- Teh originally had to repay 850,000NT per month and business checks dated June 21, 2013, July 21, 2013, August 21, 2013, and September 21. 2013, which equal 350,000NT, have yet to reach maturity. These checks will still be honored, but will not decrease the 500,000,000NT owed. The debtor Yao-Teh and LO,FUN MING will continue to repay the loan in the manner previously described until the full amount has been settle.

V. Regarding Yao- Teh Construction Company, Inc. (formerly known as Yao- Teh International Recreation Company, Inc.), LO,FUN MING already has accepted the bank's letter number 6189726 dated June 17, 2013 to transfer the matter to the Taiwan Business Bank's Credit Guarantee Fund. As a result, person's responsible for the loan (and their spouses), as well as other management parties that have provided guarantees still must repay the remainder owed.

Regards,

Taiwan Business Bank

Contractual Party: LO,FUN MING

ID: U100137260 Address: 106 Zhouzi Rd 4F, Taipei, Taiwan Contractual Party: Yao- Teh International Recreation Company, Inc ID: 22954579 Address: 106 Zhouzi Rd 4F, Taipei, Taiwan

June 24, 2013

This letter of intent to repay loan obligations consists of 1 document and includes 61 pages of repayment receipts.